UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2014

ProShares Trust II

(Exact name of registrant as specified in its charter)

Delaware	001-34200	87-6284802
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Michael L. Sapir

c/o ProShare Capital Management LLC

7501 Wisconsin Avenue

Suite 1000E

Bethesda, Maryland 20814

(240) 497-6400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Schmidtberger, Esq.

James C. Munsell, Esq.

c/o Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

and

Amy R. Doberman

c/o ProShare Capital Management LLC

7501 Wisconsin Avenue

Suite 1000

Bethesda, MD 20814

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On September 9, 2014, ProShares Capital Management LLC (the “Sponsor”) received a letter from the Staff (the “Staff”) of Intercontinental Exchange informing the Sponsor that ProShares Ultra Australian Dollar (GDAY) (the “Fund”) fails to comply with NYSE Arca, Inc. (the “Exchange”) Rule 8.200(.02)(d)(2)(i) related to continued listing standards regarding the number of record or beneficial holders. Based on the Fund’s non-compliance with the Exchange’s continued listing standards, the Staff is considering delisting of the Fund.

The Staff will hold a meeting to conduct a formal review of the Fund’s listing status on September 30, 2014. In advance of this meeting, the Sponsor may submit a written response to the Exchange that includes reasons why the Sponsor believes the Fund should not be delisted. The Staff will provide electronic notice of its determination by the close of business on September 30, 2014, including the duration of any allowable “cure period”. If the Staff decides that the Fund is to be delisted, the Fund will be suspended from trading before the opening of business on October 1, 2014 and the Sponsor will be permitted to file an appeal of the Exchange’s decision.

The Sponsor intends to promote the sales of the Fund to bring the Fund into compliance. The Sponsor plans to seek an extension for the maximum three-month period allowable to demonstrate compliance, and will appeal any adverse delisting determination in connection therewith. The Advisor is confident that the campaign will be successful and that the Fund will be able to demonstrate compliance within the requisite time frame set forth by the Exchange to avoid delisting. However, there can be no guarantee that the Fund will be able to meet the compliance standards or that the Fund will be able to avoid a delisting action from the Exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 12, 2014

ProShares Trust II

By:	/s/ Todd B. Johnson
Todd B. Johnson
Principal Executive Officer